                                                                    EXHIBIT 4.24

                                                                    S&S Comments
                                                                          9/3/05

                            SHARE TRANSFER AGREEMENT

Transferor:      J.I.C. Enterprises (Hong Kong) Limited ("Party A")
Address:         15th Floor, China Merchants Tower, Shun Tak Centre,
                 Nos.  168-200 Connaught Road Central, Hong Kong

Legal Representative: Chui Kam Wai                            Position: Chairman

Transferee:      J.I.C. Technology Company Limited ("Party B")
Address:         Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT,
                 George Town, Grand Cayman, Cayman Islands, British West Indies

Legal Representative: Seitaro Furukawa                        Position: Chairman

Jetup Electronic (Shenzhen) Company Limited (the "Company") was established upon the approval by the Shenzhen People's Government on 15th April 1993 and wholly owned by Party A. The registered capital is HK$158,500,000 and the paid-up capital is HK$105,878,396. Amongst which, Party A holds 100% shareholding of the Company. After the meeting of the board of directors of the Company passed the relevant resolution, Party A is willing to transfer its 100% shareholding in the Company to Party B. Now, after negotiation, Party A and Party B have agreed as follows regarding the transfer of shares in accordance with the requirements under the Contract Laws of the People's Republic of China:-

SECTION 1 CONSIDERATION, PERIOD AND FORM OF SHARE TRANSFER

1. Party A holds 100% of the shareholding in the Company. In accordance with the Articles of Association of the Company, Party A shall contribute a registered capital of HK$158,500,000. The amount which was actually contributed was HK$105,878,396. Now, Party A shall transfer its 100% shareholding in the Company to Party B with a consideration of HK$105,878,396.

2. Party B shall make a one-time payment to Party A in the currency and amount as stipulated in clause 1 of Section 1 within 30 days after this Agreement takes effect.

SECTION 2

Party A warrants that it has the absolute right to dispose of the shares to be transferred to Party B (the "Shares"), the Shares are free from any mortgage, the Shares have not been distrained and the Shares are free from third party's claims. Otherwise, Party A


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                                                                    S&S Comments
                                                                          9/3/05


shall be responsible for all economic and legal liabilities as a result of thereof.

SECTION 3 SHARING OF PROFITS AND LOSS (INCLUDING CLAIMS AND LIABILITIES) OF THE COMPANY

1. After this Agreement takes effect, Party B shall share the profits of the Company in accordance with the proportion of shareholding it has purchased, and shall share the relevant risks and losses.

2. At the time when Party A signs this Agreement, if it has not truly informed Party B of the debts of the Company before the transfer of share, and as a result thereof, Party B suffers loss after it has become a shareholder of the Company, Party B shall have the right to make a claim against Party A.

SECTION 4 LIABILITY FOR BREACH OF THE AGREEMENT

1. After this Agreement takes effect, both parties shall not breach this Agreement. Each party to this Agreement shall not amend or cancel this Agreement before obtaining the consent of the other side. Otherwise, the party in default shall compensate the other party for their economic loss.

2. If Party B is unable to pay the consideration of the share transfer on time, Party B shall pay compensation, being 1/10,000 of the total amount in arrears per each day of delay. If Party B breaches this Agreement and as a result thereof, Party A suffers loss and the amount of compensation payable by Party B is less than the loss actually suffered by Party A, Party B shall separately make up for the loss.

3. For reasons attributable to Party A, if Party B is unable to apply for change in the registration record on time or if Party B is seriously affected in realizing the purpose of this Agreement, Party A shall pay compensation, being 1/10,000 of the consideration of the share transfer already paid by Party B. If Party A is in breach of this Agreement and as a result thereof Party B suffers loss and the amount of compensation payable by Party A is less than the loss actually suffered by Party B, Party A shall separately make up for the loss.


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                                                                    S&S Comments
                                                                          9/3/05


SECTION 5 AMENDMENT AND CANCELLATION OF THE AGREEMENT

If agreement is reached after negotiation, Party A and Party B may amend and cancel this Agreement. For any amendment or cancellation of this Agreement after negotiation, both parties shall execute a separate amendment or cancellation agreement, which shall be notarized by the notary public of Bao'an District of Shenzhen.

SECTION 6 BEARING THE RELEVANT FEES

Party B shall bear the relevant fees (fees of notary public, assessment or audit, change of registration record with the Administration for Industry and Commerce, etc.) incurred during the course of this share transfer.

SECTION 7 SETTLEMENT OF DISPUTE

For any dispute which arises as a result of implementing this Agreement, Party A and Party B shall first resolve the matter amicably by negotiation. If no settlement can be reached, either of the Parties may take legal proceedings in the local people's court.

SECTION 8 EFFECTIVE DATE

This Agreement shall take effect after it has been executed by Party A and Party B, imprinted with company chop, notarized by the notary public, and on the date after it has been submitted to and approved by the Shenzhen People's Government, and after the procedures as to the change of registration record with the Administration for Industry and Commerce have been completed.

SECTION 9

This Agreement has eight counterparts. Party A and Party B shall each keep one counterpart. The notary public shall keep one counterpart. All of the rest of the counterparts are to be submitted to the relevant departments. All of the counterparts have equal force of law.


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                                                                    S&S Comments
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
Party A:                    J.I.C. Enterprises (Hong Kong) Limited
Legal Representative:       (Sd.) Chui Kam Wai (company chop)


Party B:                    J.I.C. Technology Company Limited
Legal Representative:       (Sd.) Seitaro Furukawa (company chop)


                                                   15th October 2004 in Shenzhen


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